ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Worldwide
Company Contact:	David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1258
Dan O’Keefe (9l8) 25l-2887	dburke@kcsa.com

ADDVANTAGE TECHNOLOGIES GROUP, INC. ADDED TO THE
RUSSELL MICROCAP INDEX

BROKEN ARROW, Oklahoma July 1, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced that it has been added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S and global indexes on June 27, 2008.

Russell Indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The company will hold its membership until Russell reconstitutes its indexes in June 2009.

“We are please with our inclusion in this index, which reflects our continued positive momentum,” said Ken Chymiak, ADDvantage Technologies Group CEO and President. “Russell is an industry leader for stock indexes, and we expect our inclusion will generate greater interest in our stock among institutional investors.”

The annual reconstitution of the Russell Microcap Index captures the 1,000 smallest U.S. stocks in the Russell 2000, plus the next 1,000 stocks at the end of May.

About Russell Investment Group

Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the art performance benchmarks and a range of institutional-quality investment products. With more than $200 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. Russell provides access to some of the world’s best money managers. It helps investors put this access to work in a corporate defined benefit and defined contribution plans, and in the life savings of individual investors. Russell’s indexes are unmanaged and cannot be investing in directly. For more information on Russell indexes, go to www.russell.com.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.